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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549




                                 SCHEDULE 13G/A
                                Amendment No. 2


                    Under the Securities Exchange Act of 1934







                               CELL GENESYS, INC.
                          ----------------------------
                                (Name of Issuer)



                          COMMON STOCK, $.001 PAR VALUE
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                         (Title of Class of Securities)



                                   150921 10 4
                                -----------------
                                 (CUSIP Number)



                                December 31, 2001
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             (Date of Event Which Requires Filing of This Statement)





Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [   ]  Rule 13d-1(b)
         [ x ]  Rule 13d-1(c)
         [   ]  Rule 13d-1(d)

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1)       Name of Reporting Person and its          Aventis Pharmaceuticals Inc.
         I.R.S. Identification Number              44-0565557
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2)       Check the Appropriate Box if                                  (a)[   ]
         a Member of a Group                                           (b)[ X ]
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3)       SEC Use Only
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4)       Citizenship or Place of Organization                          Delaware
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                 5)       Sole Voting Power                                   0
Number of        ____________________________________________________________
Shares
Beneficially     6)       Shared Voting Power                                 0
Owned by         ____________________________________________________________
Each
Reporting        7)       Sole Dispositive Power                              0
Person With      ____________________________________________________________

                 8)       Shared Dispositive Power                            0
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 9)      Aggregate Amount Beneficially Owned                                  0
         by Each Reporting Person
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10)      Check Box If the Aggregate Amount                                 [  ]
         in Row (9) Excludes Certain Shares
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11)      Percent of Class Represented                              less than 5%
         by Amount in Row (9)
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12)      Type of Reporting Person                                            CO
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1)       Name of Reporting Person and its                HMR Pharma, Inc.
         I.R.S. Identification Number                    43-1769328
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2)       Check the Appropriate Box if                                  (a)[   ]
         a Member of a Group                                           (b)[ X ]
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3)       SEC Use Only
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4)       Citizenship or Place of Organization                          Delaware
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                  5)       Sole Voting Power                                  0
Number of         ____________________________________________________________
Shares
Beneficially      6)       Shared Voting Power                                0
Owned by          ____________________________________________________________
Each
Reporting         7)       Sole Dispositive Power                             0
Person With       ____________________________________________________________

                  8)       Shared Dispositive Power                           0
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 9)      Aggregate Amount Beneficially Owned                                  0
         by Each Reporting Person
---------------------------------------------------------------------------

10)      Check Box If the Aggregate Amount                                 [  ]
         in Row (9) Excludes Certain Shares
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11)      Percent of Class Represented                              less than 5%
         by Amount in Row (9)
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12)      Type of Reporting Person                                            CO
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     This  Amendment  No. 2 to the Statement on Schedule 13G with respect to the
Common Stock of Cell Genesys, Inc. (the "Issuer"), is filed solely to amend Item 5(e) to set forth that during the year ended December 31, 2001, Aventis Pharmaceuticals Inc., a Delaware corporation ("API"), and HMR Pharma, Inc., a Delaware corporation ("Pharma"), each ceased to be the beneficial owner of more than 5% of any class of equity securities of the Issuer.

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ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         (e) API and Pharma each ceased to be the beneficial owner of more than 5% of any class of equity securities of the Issuer during the year ended December 31, 2001.

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                                    SIGNATURE
                                   ----------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                  AVENTIS PHARMACEUTICALS INC.



Date:  February 12, 2002                          By: /s/ Edward H. Stratemeier
                                                     ---------------------------
                                                     Edward H. Stratemeier
                                                     Vice President
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                                    SIGNATURE
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     After  reasonable  inquiry and to the best of my  knowledge  and belief,  I certify that the information set forth in this statement is true, complete and correct.

                                                  HMR PHARMA, INC.



Date:  February 12, 2002                          By:  /s/ Phillip R. Ridolfi
                                                       ------------------------
                                                       Phillip R. Ridolfi
                                                       President